EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-115293 and 333-118054) on Form S-3 and (Nos. 333-121728) on Form S-8 of Star Scientific, Inc. of our report, dated April 26, 2005, with respect to Star Scientific, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in this amended annual report on Form 10-K/A of Star Scientific, Inc. for the year ended December 31, 2004.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

April 27, 2005